                                  EXHIBIT 99.3

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL OVERVIEW

     On December 17, 1997 CUC International Inc. ("CUC" or the "Company") merged with HFS Incorporated ("HFS") and was renamed Cendant Corporation in a transaction which has been accounted for as a pooling of interests. Accordingly, financial statements have been restated for all periods presented as if CUC and HFS had operated as one entity since inception. The Company is a leading global provider of services to businesses serving consumer industries.

     The Company provides fee-based services to consumers within the Membership, Travel and Real Estate business segments. The Company generally does not own the assets or share the risks associated with the underlying businesses of its customers. In the Membership Services segment, the Company is a technology-driven leading provider of membership-based consumer services. In the Travel segment, the Company is the world's largest franchisor of lodging facilities and rental car agencies, the leading provider of vacation timeshare exchange services and a leading provider of international fleet management services. In the Real Estate segment, the Company is the world's largest franchisor of residential real estate brokerage offices, the world's largest provider of corporate relocation services and operates a leading mortgage lending business in the United States. The combination of CUC and HFS provides the Company's membership businesses access to HFS's more than 100 million consumer contacts, while providing HFS businesses with the technology-driven, direct marketing expertise necessary to successfully cross-market within its existing business units.


SEGMENT DISCUSSION

     Certain of the underlying business segments are comprised of businesses acquired which were accounted for as poolings of interest (See "Liquidity and Capital Resources - 1997 Poolings, 1996 Poolings and 1995 Poolings"). Accordingly, all financial information has been restated as if all of the pooled companies operated as one entity since inception. Certain of the underlying segments are comprised of businesses which were acquired in 1996 and 1995 and accounted for by the purchase method of accounting. (See " Liquidity and Capital Resources - 1996 Purchase Acquisitions and 1995 Purchase Acquisitions"). Accordingly, the results of operations of such acquired companies were included in the consolidated operating results of the Company from the respective dates of acquisition. In the underlying results of operations discussions, operating expenses include total expenses excluding interest expense and income taxes.

RESULTS OF OPERATIONS DISCUSSION

YEAR ENDED DECEMBER 31, 1996 VS  YEAR ENDED DECEMBER 31, 1995

     Net income increased $120.8 million (40%) despite non-recurring merger and related charges approximating $179.9 million ($118.7 million, after tax) (the "Davidson, Sierra and Ideon Merger Charge") in 1996 in connection with the mergers with Davidson & Associates, Inc. ("Davidson"), Sierra On-Line, Inc. ("Sierra") and Ideon Group, Inc. ("Ideon"). In connection with such charge, $131.3 million was allocated to the operations of the "Membership" segment.

The increase in net income primarily resulted from a $222.5 million (43%) increase in operating income.

     The financial summary of the Company for the years ended December 31, 1996 and 1995 is as follows ($000's):

                                    1996              1995          VARIANCE
                                  -------------  --------------    ---------
Net revenue                       $   3,908,780  $    2,992,122        31%
Operating expenses                    3,169,665       2,475,526        28%
                                  -------------  --------------
Operating income                  $     739,115  $      516,596        43%
                                  =============  ==============

Net income                        $     423,611  $      302,825        40%
                                  =============  ==============


MEMBERSHIP SEGMENT

     The Company provides its consumers, representing approximately 73 million memberships at September 30, 1997, access to a variety of goods and services including shopping, travel, auto, dining, home improvement, lifestyle, credit card and checking account enhancement packages, financial products and discount programs. The Company also administers insurance package programs which are generally combined with discount shopping and travel for credit union members and distributes welcoming packages which provide new homeowners with discounts for local merchants. Revenue is derived from membership fees which vary depending on the particular membership program. The Company provides individual, wholesale and discount program membership services to consumers, which are distributed through various channels including financial institutions, credit unions, charities, other cardholder-based organizations and retail establishments. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the members primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchants or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base.

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
     OPERATING INCOME ($000'S)                           1996                1995            VARIANCE
     -------------------------                       -------------       -------------       --------
         Net revenue                                 $   2,097,098       $   1,643,242          28%
         Operating expenses                              1,830,784           1,458,543          26%
                                                     -------------       -------------
         Operating income                            $     266,314       $     184,699          44%
                                                     =============       =============

     Operating income increased $81.6 million (44%) despite $34.3 million of incremental non-recurring merger and related costs and other unusual charges in 1996 compared to 1995. Operating income increased $115.9 million (41%) excluding such charges.

     The Company's overall membership base continues to grow at a rapid rate (from 59.7 million members at December 31, 1995 to 66.3 million members at December 31, 1996), which is the largest contributing factor to the 28% increase in membership revenues (from $1.6 billion in 1995 to $2.1 billion in 1996). While the overall membership base increased by 6.6 million members, or 11% during the year, the average annual fee charged for the Company's membership services increased by approximately 4%.

     In 1996, individual (before giving effect to Ideon acquired members), wholesale and discount program memberships grew by 14%, 23% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the year ended December 31, 1996, individual, wholesale and discount program memberships represented 68%, 13% and 19% of membership revenues, respectively. The Company completed a number of acquisitions accounted for under the purchase method of accounting during 1996. Total revenue contributed by these acquisitions is not material to the Company's total reported membership revenue.

     As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impact profit margins.

     Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Actual membership cancellations were $401 million in 1996, compared to $376 million in 1995. This represents 17% and 19%, respectively, of the gross membership revenues accrued for all services. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs. The number of cancellations has increased due to the increased level of marketing efforts, but has decreased as a percentage of the total number of members.

     The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention. Marketing costs remained constant as a percentage of revenues, which is primarily due to maintained per member acquisitions costs and an increase in renewing members. The Company routinely reviews all membership renewal rates and has not seen any material change in the average renewal rate in 1996 compared to 1995. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members eligible for renewal.

TRAVEL SEGMENT

LODGING

     The Company operates eight nationally recognized brands with approximately 5,700 lodging properties under franchise contracts of up to 20 years in duration. The Company provides central reservation system services and national marketing programs, which are completely funded by its franchisees from a designated portion of the franchise fees. The Company charges royalty fees based on a percentage of franchisee gross room sales to fund all expenses not covered by marketing and reservation fees, such as quality inspections and franchise sales and service functions. The significant revenue drivers of the Company are the number of royalty-paying franchise units and the average rate at which they pay. Other relevant drivers are the average daily rates and occupancy percentages of the underlying lodging properties.

                                               YEAR ENDED DECEMBER 31,
                                            -----------------------------
     OPERATING INCOME ($000'S)                 1996              1995              VARIANCE
     -------------------------              -----------       -----------          --------
         Net revenue                        $   385,920       $   335,402             15%
         Operating expenses                     240,122           214,796             12%
                                            -----------       -----------
         Operating income                   $   145,798       $   120,606             21%
                                            ===========       ===========

     Operating income increased 21% and net revenue increased 15% as a result of a 13% increase in royalty fees and a 41% increase in revenue from preferred alliances seeking access to the Company's franchisees and their underlying consumer base. Results for 1996 demonstrated that room growth is the most significant outcome driver for franchisee royalty, as the Company added 55,253 net rooms in 1996, representing a 133% increase from 1995 results. The Company added 94,506 rooms in 1996 (including 30,274 rooms added by the acquisition of Travelodge franchise contracts) and terminated 39,253 rooms in 1996 (including 6,053 Park Inn International rooms, comprising the franchise system sold in September 1996 for $2.2 million). In 1995, the Company added 63,280 rooms (including 9,780 rooms added by the acquisition of Knights Inn franchise contracts) and terminated 39,603 rooms (including 22,151 related to a special year-end removal of properties as a result of the repositioning and tightening of quality standards of the Company's brands). Total U.S. system revenue per available room ("REVPAR") increased 1.3% primarily due to a 1.9% increase in the average daily rates ("ADR") charged at franchised lodging facilities, however, REVPAR for comparable properties in 1996 and 1995 ("same store basis") increased 3.3% as a result of increases in ADR. The 12% ($25.3 million) increase in operating expenses included an 18% increase ($4.7 million) in depreciation and amortization, primarily related to the excess of cost over net assets acquired ("goodwill") associated with the acquisitions of the Travelodge and Knights Inn franchise systems in January 1996 and August 1995, respectively. In addition, operating expenses increased as a result of a 13% ($17.8 million) increase in marketing and reservation expenses associated with funds administered by the Company on a pass-through basis (corresponding franchisee contribution included in revenue).

CAR RENTAL

     HFS acquired HFS Car Rental, Inc. (formerly Avis, Inc.) in October 1996. In September 1997, Avis Rent A Car, Inc. ("ARAC") then a subsidiary of HFS Car Rental Inc., which operated the rental car operations of HFS Car Rental Inc., completed an initial public offering ("IPO") which diluted HFS's equity interest in ARAC from 100% to 27.5%. HFS retained the assets that are consistent with its service provider business profile, including the trademarks, franchise agreements, reservation system and information technology system assets. The Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost.

                                                    FOR THE PERIOD
                                                  OCTOBER 17, 1996 TO
     OPERATING INCOME ($000'S)                     DECEMBER 31, 1996
     -------------------------                    -------------------
         Net revenue                                 $    10,014
         Operating expenses                                9,477
                                                     -----------
         Operating income                            $       537
                                                     ===========

     Net revenue consisted primarily of fees for information technology services provided to ARAC from the October 17, 1996 acquisition date. Operating expenses consisted of $3.4 million of depreciation and amortization expenses primarily associated with the Avis trademark and goodwill and $6.0 million of technology related expenses for services provided to ARAC and other rental car companies.

TIMESHARE

     HFS acquired Resort Condominiums International ("RCI") in November 1996 for $487.1 million plus up to $200 million of contingent consideration. RCI sells subscription memberships to owners of vacation timeshare resorts which allow members to exchange their timeshare accommodations for timeshare accommodations owned by other members at participating affiliated resorts worldwide. In addition to membership fees, RCI earns fees for exchanges processed by its call center. The key timeshare revenue drivers include the number of fee paying members and exchanges as well as each corresponding average fee.

                                                   FOR THE PERIOD
                                                  NOVEMBER 12, 1996 TO
     OPERATING INCOME ($000'S)                     DECEMBER 31, 1996
     -------------------------                    --------------------
         Net revenue                                 $    30,723
         Operating expenses                               27,404
                                                     -----------
         Operating income                            $     3,319
                                                     ===========

     Net revenue primarily consisted of $11.3 million of member fees and $12.1 million of exchange fees. Operating expenses consisted primarily of $17.9 million of staff and communication costs associated with member services (call centers). Assuming Company ownership of RCI since January 1, 1995, pro forma annual membership and exchange fee revenue increased 12% to $102.0 million and $11% to $157.6 million, respectively and total members and exchanges for calendar year 1996 increased 8% to 2.2 million and 9% to 1.7 million, respectively compared to 1995.

FLEET MANAGEMENT SERVICES

     Fleet management services are offered to corporate clients and government agencies to assist them in effectively managing their vehicle fleet costs, reducing in-house administrative costs and enhancing driver productivity. Services consist of leasing (which generally requires an investment by the Company in the vehicle and includes new vehicle purchasing, open and closed-end operating leasing, direct finance leasing and used vehicle marketing) as well as a variety of fee-based services including fuel purchasing, maintenance management programs, expense reporting, fuel management programs, accident and safety programs and other driver services for managing clients' vehicle fleets. The Company has experienced minimal losses associated with its investment in vehicles due to the overall creditworthiness of its corporate clients.

                                       YEAR ENDED DECEMBER 31,
                                    -----------------------------
     OPERATING INCOME ($000'S)         1996             1995        VARIANCE
     -------------------------      -----------       -----------   ---------
         Net revenue                $   255,866       $   258,877     (1%)
         Operating expenses             179,648           201,959    (11%)
                                    -----------       -----------
         Operating income           $    76,218       $    56,918      34%
                                    ===========       ===========

     Operating income increased $19.3 million (34%) to $76.2 million, primarily as a result of an increase in fee-based services and an $11.7 million gain on the sale of the Company's truck fuel management business ("NTS") which was sold in January 1996. The net revenue generated in 1996 included the increase in fee- based services but was offset by the absence of approximately $21.8 million of revenue from the sold NTS business. The $22.3 million (11%) decrease in operating expenses was primarily associated with $19.1 million of expenses associated with the sold NTS business.

REAL ESTATE SEGMENT

REAL ESTATE FRANCHISE

     The Company licenses brand names to independently owned brokerage offices associated with three of the four largest franchise systems in the world. The Company acquired the world's largest franchise system, the CENTURY 21(R) franchise system, in August 1995, the ERA(R) franchise system in February 1996 and the Coldwell Banker(R)franchise system in May 1996. The most significant revenue driver for real estate franchise is the number of transactions for which the broker receives commission revenue. Royalties are calculated based on a percentage of such franchisee commission revenue. Marketing fees are collected by the Company and are used to fund national advertising expenditures and other marketing activities.

                                    YEAR ENDED DECEMBER 31,
                                 -----------------------------
     OPERATING INCOME ($000'S)      1996              1995        VARIANCE
     -------------------------   -----------       -----------   -----------
         Net revenue             $   233,469       $    47,965       387%
         Operating expenses          122,934            28,688       329%
                                 -----------       -----------
         Operating income        $   110,535       $    19,277       473%
                                 ===========       ===========

     The increases in net revenue and operating income are due to the CENTURY 21 franchise system's first full year contribution to operating results and partial year contributions from the acquired Coldwell Banker and ERA franchise systems. These franchises systems licensed their trademarks to approximately 184,000 sales associates at December 31, 1996. The royalty portion of revenue increased $162.8 million (361%) and revenue from preferred affiliates grew from $0.2 million to $13.4 million, net of the Company's $11.0 million fourth quarter 1996 write-off of revenue associated with the license of the CENTURY 21 trademark to Amre, Inc., which filed for bankruptcy protection in February 1997.

     Operating expenses increased 329% ($94.2 million) as a result of incremental expenses associated with acquired franchise systems. Operating expenses also included a $5.0 million restructuring charge associated with the second quarter 1996 contribution of Coldwell Banker's former owned brokerage business to National Realty Trust (the "Trust"), an independent entity governed by independent trustees.

RELOCATION

     Relocation primarily consist of the purchase, management and resale of homes and fee-based home- related services for transferred employees of corporate clients, members of affinity group clients and government agencies. Although the Company acquires the homes of client employees, the client corporations reimburse the Company for carrying costs until the home is sold and for home sale losses. Accordingly, the Company earns a fee for services with minimal real estate risk. Operating expenses primarily consist of staffing and related costs for sales and service functions. Operating results include contributions from PHH Relocation for all periods shown, from Coldwell Banker Relocation Services, Inc. ("CBRS") since the May 31, 1996 acquisition date and from Worldwide Relocation Management, Inc. ("WRM") since the August 1, 1995 acquisition date.

                                     YEAR ENDED DECEMBER 31,
     OPERATING INCOME ($000'S)        1996                1995       VARIANCE
     -------------------------     -----------         -----------   --------
         Net revenue               $   344,865         $   301,667       14%
         Operating expenses            290,563             259,949       12%
                                   -----------         -----------
         Operating income          $    54,302         $    41,718       30%
                                   ===========         ===========

     Acquired CBRS and WRM operations generated $19.2 million of operating income and PHH Relocation operating income decreased $6.6 million (18%). PHH Relocation net revenue increased $23.7 million due to an expansion of services provided to corporate clients while revenue from home sale assistance was flat compared to 1995. The revenue increase was offset by $30.3 million of increased expenses associated with the development of the expanded full service infrastructure.

MORTGAGE SERVICES

     Mortgage services primarily consist of the origination, sale and servicing of residential first mortgage loans. The Company packages its originated loans for sale in secondary markets, generally within 45 days of origination, and retains servicing rights. The Company markets a variety of first mortgage products to consumers through relationships with corporations, affinity groups, government agencies, financial institutions, real estate brokerage firms and mortgage banks by a combination of retail teleservices delivery and wholesale correspondent lending arrangements.

                                       YEAR ENDED DECEMBER 31,
                                 --------------------------------
     OPERATING INCOME ($000'S)       1996               1995          VARIANCE
     -------------------------   -----------         ------------     --------
         Net revenue             $   127,729         $     93,251        37%
         Operating expenses           86,427               51,507        68%
                                 -----------         ------------
         Operating income        $    41,302         $     41,744       (1%)
                                 ===========         ============

     The increase in net revenue resulted from a 149% increase in loan origination revenue offset by a 28% decrease in loan servicing fees. The volume of loan closings increased 33% from $6.3 billion to $8.4 billion and the average fee increased from 54 to 100 basis points. Whereas the portfolio of loans serviced increased 16% from $19.4 billion to $22.5 billion, the average fee decreased 38% from 30.8 to 19.2 basis points. The increase in origination fees and decrease in servicing fees results from the implementation of Statement of Financial Accounting Standards ("SFAS") No. 122 "Accounting for Mortgage Servicing Rights" in 1995, which had the effect of reallocating revenue from servicing fees to origination fees. A reduction in gains recorded from the sale of a portion of the loan servicing portfolio also contributed to the decrease in service fees. The gain on the sale of servicing amounted to $17.4 million in 1995 compared to $1.5 million in 1996. Operating expenses increased as a result of higher closing volume experienced in expanded retail teleservices delivery arrangements in 1996.

OTHER SEGMENT

     Other business operations primarily consist of the development and sale of high-quality educational, entertainment and personal productivity interactive multimedia products for home and school use ("Software"), casino credit information and marketing services, the equity in earnings from the Company's investment in ARAC (net of information technology fees charged to ARAC) and other operations or transactions which are not included in the Company's primary business segments.

                                     YEAR ENDED DECEMBER 31,
     OPERATING INCOME ($000'S)      1996               1995         VARIANCE
     -------------------------  -----------         ------------    --------
         Net revenue            $   423,096         $    311,718        36%
         Operating expenses         382,306              260,084        47%
                                -----------         ------------
         Operating income       $    40,790         $     51,634      (21%)
                                ===========         ============

     Operating income decreased $10.9 million (21%) as a result of $48.6 million of incremental merger and related charges associated with the acquisitions of Davidson and Sierra. Excluding such merger and related charges, operating income increased $37.8 million (73%) primarily as a result of a $27.1 million increase from Software operations and $9.5 million in consideration received for the termination of a corporate services agreement with Chartwell Leisure Inc. Software revenue increased 28% to $375.2 million in 1996 and excluding the merger and related costs, software profit margins increased from 14% in 1995 to 19% in 1996. Distribution revenue, which consists principally of third-party software and typically has low operating margins, was down from $64.8 million in 1995 to $46.9 million in 1996. The Company's Software operations continue to grow by focusing on selling titles through retailers. Excluding distribution revenue, core software revenue grew by 44%. Contributing to the Software revenue growth in 1996 is the availability of a larger number of titles as well as a significant increase in the installed base of CD-ROM personal computers.

YEAR ENDED DECEMBER 31, 1995 VS YEAR ENDED DECEMBER 31, 1994

Net income increased $41.7 million (9%) despite $89.1 million of incremental non-recurring merger charges and costs associated with Ideon products abandoned. Net income excluding such charges increased $72.1 million (25%). The increase in net income was a result of a $41.7 million increase in operating income partially offset by a $2.7 million increase in net interest expense associated with financing the CENTURY 21 acquisition, and a general rise in interest rates in 1995 compared to 1994. Despite average LIBOR rate increases approximating 84 basis points, the Company's average borrowing rate increased only 40 basis points to 6.0%, principally as a result of favorable fixed rate debt securities issued in 1994 and 1993.

The financial summary of the Company for the years ended December 31, 1995 and 1994 is as follows ($000's):

                               1995             1994               VARIANCE
                           -------------       -------------      ---------
     Net revenue           $   2,992,122       $   2,446,731          22%
     Operating expenses        2,475,526           1,971,846          26%
                           -------------       -------------
     Operating income      $     516,596       $     474,885           9%
                           =============       =============

     Net income            $     302,825       $     286,590           6%
                           =============       =============

MEMBERSHIP SEGMENT

                                    YEAR ENDED DECEMBER 31,
                                 -------------------------------
     OPERATING INCOME ($000'S)        1995               1994        VARIANCE
     -------------------------   -------------     -------------     --------
         Net revenue             $   1,643,242     $   1,363,561          21%
         Operating expenses          1,458,543         1,145,416          27%
                                 -------------     -------------
         Operating income        $     184,699     $     218,145        (15%)
                                 =============     =============

     Operating income decreased $33.4 million (15%) as a result of $89.1 million of incremental non-recurring merger charges and costs related to Ideon products abandoned. Excluding such costs, operating income increased $55.7 million (26%) in 1995 compared to 1994.

     The Company's overall membership base grew at a rapid rate (from 46.9 million members at December 31, 1994 to 59.7 million members at December 31,
1995), which is the largest contributing factor to the 21% increase in membership revenues (from $1.4 billion in 1994 to $1.6 billion in 1995). While the overall membership base increased by 12.8 million members, or 27%, (of which approximately 8.0 million members came from acquisitions during the year ("Acquired Members")), the average annual fee charged for the Company's membership services increased by 3%.

     In 1995, individual (before giving effect to Ideon acquired members), wholesale and discount program memberships grew by 14%, 19% and 11%, respectively, in addition to the increase due to Acquired Members. For the year ended December 31, 1995, individual, wholesale and discount program memberships represented 68%, 12% and 20% of membership revenues, respectively. Discount program memberships incurred the largest increase from Acquired Members. Welcome Wagon International, Inc., Getko Group Inc. and Advance Ross Corporation, all acquired in 1995, are classified in this membership category as their businesses provide local discounts to consumers. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base. The Company completed a number of acquisitions during 1995 which were accounted for under the purchase method of accounting. The total revenues contributed by these acquisitions are not material to the Company's total reported revenues.

     Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Actual membership cancellations were $376 million in 1995 compared to $354 million in 1994. This represents 19% and 21%, respectively, of the gross membership revenues accrued for all services. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs. The number of cancellations has increased due to the increased level of marketing efforts, but has decreased as a percentage of the total number of members.

     The major components of the Company's membership operating costs are personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). Marketing costs decreased as a percentage of revenues which is primarily due to improved per member acquisition costs and an increase in renewing members. The Company routinely reviews all membership renewal rates and has not seen any material change in the average renewal rate in 1996 compared to 1995.

TRAVEL SEGMENT

LODGING

                                     YEAR ENDED DECEMBER 31,
     OPERATING INCOME ($000'S)       1995               1994        VARIANCE
     -------------------------   -----------         -----------    --------
         Net revenue             $   335,402         $   300,694       12%
         Operating expenses          214,796             198,207        8%
                                 -----------         -----------
         Operating income        $   120,606         $   102,487       18%
                                 ===========         ===========

     Net revenue increased 12% as a result of a $20.7 million (16%) increase in royalty fees and a $6.8 million (49%) increase in revenue from preferred alliances seeking access to franchisees and their customers. Room growth represented the most significant revenue outcome driver contributing to the revenue increase. The Company added 63,280 rooms during 1995, representing an 18.8% increase, but also terminated 39,603 rooms including 22,151 rooms in a special year-end removal of properties as a result of the repositioning and tightening of quality standards of the Company's brands. Total REVPAR increased 3.0% primarily due to a 2.6% increase in the average daily rates charged at franchisee hotels and a 1.8% increase in average royalty rates.

     Demonstrating the Company's ability to translate revenue into earnings, operating income increased $18.1 million (18%) while operating expenses increased only $16.6 million (8%). The increase in operating expenses included $4.6 million of franchise sales and bad debt expenses associated with system growth as well as $1.5 million of scheduled Ramada license fee increases. Depreciation expense also increased $4.1 million in part from a full year's expense in 1995 related to the newly developed reservation system for Days Inn which was implemented in October 1994. The increase was also attributable to goodwill amortization associated with the issuance of Company common stock in December 1994 and September 1995, pursuant to an earnout agreement entered into with Bryanston Group, Inc., an affiliate of the sellers of the Days Inn franchise system.

FLEET MANAGEMENT SERVICES

                                     YEAR ENDED DECEMBER 31,
                                  -----------------------------
     OPERATING INCOME ($000'S)      1995               1994          VARIANCE
     -------------------------    -----------       -----------      --------
         Net revenue              $   258,877       $   249,571          4%
         Operating expenses           201,959           197,248          2%
                                  -----------       -----------
         Operating income         $    56,918       $    52,323          9%
                                  ===========       ===========

     The revenue increase primarily resulted from an increase in service fees generated by growth in fuel and maintenance management programs. Such growth reflects increased market penetration in the United States and United Kingdom. Operating expenses increased only 2% reflecting a cost reduction program implemented in 1995 net of certain expenses that vary with revenue growth.

REAL ESTATE SEGMENT

REAL ESTATE FRANCHISE

     The CENTURY 21 franchise system contributed $48.0 million of net revenue and $19.3 million of operating income for the five months following HFS's August 1, 1995 acquisition. Franchise fees paid by the approximately 6,000 CENTURY 21 franchised brokerage offices approximated $42.1 million and accounted for the significant portion of real estate franchise net revenue. Operating expenses included $21.5 million of SG&A, including franchise sales, service and training expenses and $3.0 million of depreciation and amortization associated with goodwill and franchise agreements acquired in the CENTURY 21 acquisition.

RELOCATION

                                     YEAR ENDED DECEMBER 31,
                                  -----------------------------
     OPERATING INCOME ($000'S)      1995               1994          VARIANCE
     -------------------------    -----------       -----------      --------
         Net revenue              $   301,667       $   255,974          18%
         Operating expenses           259,949           221,440          17%
                                  -----------       -----------
         Operating income         $    41,718       $    34,534          21%
                                  ===========       ===========

     The 18% increase in net revenue resulted primarily from an expansion of full service products offered to corporate clients and a 7% ($7.8 million) increase in home sale assistance fees. 1995 also included revenue and expense contributions from WRM which was acquired on August 1, 1995 in connection with the acquisition of CENTURY 21. The operating expense increase resulted from growth in the infrastructure necessary to match competition for fee-based services other than home sale assistance and system related expenses associated with U.S. and Canadian asset management businesses.

MORTGAGE SERVICES

                                     YEAR ENDED DECEMBER 31,
                                  -----------------------------
     OPERATING INCOME ($000'S)      1995               1994          VARIANCE
     -------------------------    -----------       -----------      --------
         Net revenue              $    93,251       $    74,494         25%
         Operating expenses            51,507            44,322         16%
                                  -----------       -----------
         Operating income         $    41,744       $    30,172         38%
                                  ===========       ===========

     The increase in net revenue was primarily a result of the capitalization of $55.6 million of net revenue associated with the capitalization of originated mortgage servicing rights partially offset by a $10.7 million reduction in the gain on sale of servicing rights and a 32% increase in total loan closings from 1994 to 1995. In addition, operating expenses increased as the Company responded to the increase in loan production volume and the increased servicing portfolio.

     Mortgage loan closings increased from $3.4 billion in 1994 to $6.3 billion in 1995. These increases resulted from increased consumer demand and the Company's increased market share due primarily to expanded relationships with affinity groups which represented 29% of the total increase, and with financial institutions which represented 24% of the total increase. Servicing net revenue increased 13% as a result of an increase in the average servicing portfolio partially offset by increased amortization of servicing rights.

     The Company adopted SFAS No. 122, effective May 1, 1995. This statement requires that originated mortgage servicing rights be recognized as income when the loan is sold and servicing is retained. The effect of this change in accounting was partially offset by a decrease in margins realized on loans sold. This decline in margins reflects the price competition in the industry intended to capture market share during a period of low demand for mortgages which was created by changes in interest rates during 1995.

OTHER SEGMENT

                                     YEAR ENDED DECEMBER 31,
                                  -----------------------------
     OPERATING INCOME ($000'S)      1995               1994          VARIANCE
     -------------------------    -----------       -----------      --------
         Net revenue              $   311,718       $   202,437          54%
         Operating expenses           260,084           165,213          57%
                                  -----------       -----------
         Operating income         $    51,634       $    37,224          39%
                                  ===========       ===========

     Operating income increased $14.4 million (39%) as a result of $27.8 million from software operations and incremental profits from Central Credit Inc., which conducts a casino credit information business and was acquired in May 1995. Operating income in 1994 included a $19.7 million gain on the sale of the ImagiNation Network.

     Software revenues increased 53% ($100.9 million) to $292.0 million in 1995. Contributing to the strong Software growth in 1995 was the release of 63 new titles and an additional 18 titles which were acquired, as compared to 34 new products released in 1994. Also contributing to the Software revenue growth is the significant increase in the installed base of CD-ROM personal computers as well as increases in affiliated label and distribution revenues.

THREE MONTHS ENDED MARCH 31, 1997 VS  THREE MONTHS ENDED MARCH 31, 1996

   Consolidated revenue increased 42% ($342.7 million) to $1.2 billion and consolidated net income increased 73% ($69.9 million) to $165.9 million in 1997 while fully diluted earnings per share ("EPS") increased 46% ($.06) to $.19. Operating income (revenue less expenses excluding interest and income taxes) increased 79% ($131.4 million) to $297.2 million.

   Net interest expense increased 154% ($11.6 million) primarily resulting from borrowings under revolving credit facilities which financed the RCI acquisition and 1997 treasury stock purchases, while the weighted average effective interest rate decreased from 6.83% to 6.39% as a result of increased fixed rate borrowings at lower interest rates.

   Operating expenses consist of total expenses excluding interest expense and income taxes. Results for the Company's segments are as follows:

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
         Net revenue                $   1,164,106      $    821,411      42%
         Operating expenses               866,922           655,609      32%
                                    -------------      ------------
         Operating income           $     297,184      $    165,802      79%
                                    =============      ============


MEMBERSHIP SEGMENT

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
         Net revenue                $     544,080      $    483,211     13%
         Operating expenses               426,804           393,066      9%
                                    -------------      ------------
         Operating income           $     117,276      $     90,145     30%
                                    =============      ============


   The Company's overall membership base continues to grow at a rapid rate (from 60.9 million members at March 31, 1996 to 68.6 million members at March 31, 1997), which is the largest contributing factor to the 13% increase in membership revenues (from $483.2 million for the quarter ended March 31, 1996 to $544.1 million for the quarter ended March 31, 1997). While the overall membership base increased by approximately 2.2 million members during the quarter, the average annual fee collected for the Company's membership services increased by approximately 3%.

   Compared to the previous year's first quarter, individual, wholesale and discount program memberships grew by 10%, 24% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the quarter ended March 31, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively.

   As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacts profit margins. Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Included in net revenue for the quarter ended March 31, 1997, are revenues resulting from acquisitions which were completed during the quarter. However, net revenue contributed from these acquisitions is not material to the Company's total reported net revenue. The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate.

TRAVEL SEGMENT

LODGING

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997             1996       VARIANCE
     -------------------------      -------------     ------------   --------
         Net revenue                $    89,843       $    81,290         11%
         Operating expenses              53,843            53,341          1%
                                    -----------       -----------
         Operating income           $    36,000       $    27,949         29%
                                    ===========       ===========

   Operating income increased 29% as a result of a 11% increase in net revenue. The net revenue increase resulted from a 7% increase in royalty fees and an 83% increase in revenue from preferred alliances seeking access to the Company's franchisees and their underlying consumer base. Total royalty paying rooms grew 7% from the same period in 1996 and total system REVPAR increased 2% primarily due to a 3% increase in the ADR charged at franchised lodging facilities.

CAR RENTAL
                                                        THREE MONTHS
                                                       ENDED MARCH 31,
   OPERATING INCOME ($000'S)                                1997
   -------------------------                           --------------
         Net revenue                                   $       58,834
         Operating expenses                                    38,624
                                                       --------------
         Operating income                              $       20,210
                                                       ==============

   The Company acquired HFS Car Rental Inc. in October 1996. Assuming Company ownership since January 1, 1996, total net revenue increased $10.1 million (20%) to $58.8 million compared to pro forma 1996 net revenue. The increase resulted from a $2.0 million (11%) increase in royalty fees (including a $1.2 million increase in fees from ARAC) and a $6.1 million (34%) increase in information technology fees earned primarily from customers other than ARAC. Operating expenses increased $5.7 million (17%) compared to 1996 pro forma operating expenses. Operating expenses consisted primarily of $11.0 million and $15.2 million of reservation and information technology expenses as well as $9.3 million of depreciation and amortization expenses associated with the Avis trademark and goodwill.

TIMESHARE

                                                  THREE MONTHS ENDED
   OPERATING INCOME ($000'S)                        MARCH 31, 1997
   -------------------------                      ------------------
     Net revenue                                     $     100,925
     Operating expenses                                     80,199
                                                     -------------
     Operating income                                $      20,726
                                                     =============

   Net revenue primarily consists of $30.8 million of membership fees and $49.9 million of exchange fees. The Company acquired RCI in November, 1996. Assuming Company ownership of timeshare operations since January 1, 1996, pro forma first quarter membership and exchange fee revenue increased 27% and 4%, respectively. Total members and exchanges increased 8% to 2.0 million and 3% to
0.5 million compared to 1996, respectively.

FLEET MANAGEMENT

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
     Net revenue                    $      80,795      $    70,948        14%
     Operating expenses                    48,631           44,749         9%
                                    -------------      -----------
     Operating income               $      32,164      $    26,199        23%
                                    =============      ===========

   Operating income increased 23% ($6.0 million) to $32.2 million, primarily as a result of a $6.4 million (23%) increase in fee-based services. The $3.9 million (9%) increase in operating expenses was primarily attributable to expenses associated with a truck fuel management business which was sold in January 1996.

REAL ESTATE SEGMENT

REAL ESTATE FRANCHISE

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
         Net revenue                $      55,397       $    26,492       109%
         Operating expenses                35,701            18,128        97%
                                    -------------       -----------
         Operating income           $      19,696       $     8,364       135%
                                    =============       ===========

     The Company acquired the CENTURY 21 franchise system in August 1995, the ERA franchise system in February 1996 and Coldwell Banker franchise system in May 1996. The royalty portion of revenue increased $28.5 million (144%) to $48.3 million primarily attributable to acquired Coldwell Banker franchise system operations. Pro forma royalty revenue, which gives effect to the acquisitions of Coldwell Banker Corporation ("Coldwell Banker") and ERA as if these acquisitions were consummated on January 1, 1996, increased $2.3 million (5%) on the strength of a 2% increase in sales transactions and a 4% increase in the average price of homes sold. The percentage increase in sales transactions outperformed comparative industry results for the first quarter of 1997. Operating expenses increased as a result of incremental expenses associated with acquired franchise systems.

MORTGAGE SERVICES

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
     Net revenue                    $      33,632       $    19,885       69%
     Operating expenses                    20,840            17,456       19%
                                    -------------       -----------
     Operating income               $      12,792       $     2,429      427%
                                    =============       ===========

   The increase in net revenue resulted from a 44% increase in loan origination revenue offset by a 16% decrease in loan servicing fees. The volume of loan closings increased 9% from $2.3 billion to $2.5 billion and the average origination fee increased from 91 to 124 basis points. The increase in the average fee was due to an increase in profitability achieved in the sale of loans in the secondary market and an increase in volume from retail teleservices delivery. The portfolio of loans serviced increased 16% from $22.0 billion to $25.6 billion, the average servicing fee decreased 28% from 6.4 to
4.6 basis points. The decrease in the average fee earned is due to the impact of SFAS No. 122 which became effective in 1995. Operating expenses increased as a result of the larger servicing portfolio and increased recruiting and staff training expenses.

RELOCATION

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
     Net revenue                     $     85,245       $    67,374         27%
     Operating expenses                    71,283            60,014         19%
                                     ------------       -----------
     Operating income                $     13,962       $     7,360         90%
                                     ============       ===========

   The $6.6 million (90%) increase in operating income is primarily attributable to acquired CBRS operations.

OTHER SEGMENT

                                      THREE MONTHS ENDED MARCH 31,
                                    -------------------------------
     OPERATING INCOME ($000'S)           1997              1996       VARIANCE
     -------------------------      -------------      ------------   --------
     Net revenues                   $    115,355       $     72,211      60%
     Operating expenses                   90,997             68,855      32%
                                    ------------       ------------
     Operating income               $     24,358       $      3,356     626%
                                    ============       ============

   The increase in net revenues is in large part attributable to the continued focus on selling software titles through retailers and the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers. Operating income increased $21.0 million primarily as a result of $12.5 million from Software operations and a $5.8 million gain on the sale of an investment. As a result of the Company recalendarizing only its 1997 results, software operations for calendar 1997 are compared against the fiscal period ended April 30, 1996. Assuming a comparable quarter, software operating income increased $3.2 million from 1996 to 1997.

THREE MONTHS ENDED JUNE 30, 1997 VS THREE MONTHS ENDED JUNE 30, 1996

   HFS recorded an anticipated $303.0 million one-time merger and related charge ($227.0 million, after tax) (the "PHH Merger Charge") during the second quarter of 1997 in connection with the merger of PHH Corporation ("PHH") with and into HFS (the "HFS/PHH Merger"). In connection with such charge, $40.4 million and $50.4 million of costs were allocated to the operations of the fleet management and relocation business segments, respectively. The remaining merger and related costs did not directly apply to the Company's operating segments and were therefore included as operating expenses within the Company's "Other" segment.

   The Company recorded a $28.6 million merger and related charge ($25.1 million after tax) (the "Second Quarter 1996 Davidson and Sierra Merger Charge") in connection with the Davidson and Sierra Mergers. Such charge pertained to the Company's software operations which is included in the Company's "Other" segment.

   The financial summary for the three months ended June 30, 1997 and 1996, INCLUDING THE PHH MERGER CHARGE AND THE SECOND QUARTER 1996 DAVIDSON AND SIERRA MERGER CHARGE IS AS FOLLOWS ($000'S):

                                        THREE MONTHS ENDED JUNE 30,
                                      -------------------------------
                                         1997             1996         VARIANCE
                                      ------------     -----------     --------
         Net revenue                  $  1,300,513     $   935,639        39%
         Operating expenses              1,229,703         748,950        64%
                                      ------------     -----------
         Operating income             $     70,810     $   186,689       (62%)
                                      ============     ===========

         Net income (loss)            $   (13,437)     $   101,064      (113%)
                                      ============     ===========

         Net income (loss) per share
              (fully diluted)         $     (0.02)     $      0.13      (115%)
                                      ============     ===========

     The financial summary for the three months ended June 30, 1997 and 1996, EXCLUDING THE PHH MERGER CHARGE AND THE SECOND QUARTER 1996 DAVIDSON AND SIERRA MERGER CHARGE IS AS FOLLOWS ($000'S):

                                        THREE MONTHS ENDED JUNE 30,
                                      -------------------------------
                                         1997             1996         VARIANCE
                                      ------------     -----------     --------
         Net revenue                  $  1,300,513     $   935,639        39%
         Operating expenses                926,703         720,315        29%
                                      ------------     -----------
         Operating income             $    373,810     $   215,324        74%
                                      ============     ===========

         Net income                   $    213,563     $   126,164        69%
                                      ============     ===========

         Net income per share
           (fully diluted)            $       0.25     $      0.16        56%
                                      ============     ===========

     Net interest expense increased $8.7 million primarily resulting from borrowings under revolving credit facilities which financed 1997 treasury stock purchases, merger expenditures, the acquisition of RCI and other acquisition related expenditures. The weighted average effective interest rate decreased from 7.20% to 5.80% as a result of increased fixed rate borrowings at lower interest rates.

     FOR COMPARATIVE PURPOSES, THE FOLLOWING SEGMENT INFORMATION AND DISCUSSIONS EXCLUDE THE PHH MERGER CHARGE AND THE SECOND QUARTER 1996 DAVIDSON AND SIERRA MERGER CHARGE.

MEMBERSHIP SEGMENT

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
       Net revenues               $      641,047    $   521,742       23%
       Operating expenses                483,413        418,928       15%
                                  --------------    -----------
       Operating income           $      157,634    $   102,814       53%
                                  ==============    ===========

   The Company's overall membership base continues to grow at a rapid rate (from 62.3 million members at June 30, 1996 to 70.7 million members at June 30,
1997), which is the largest contributing factor to the 23% increase in membership revenues (from $521.7 million for the quarter ended June 30, 1996 to $641.0 million for the quarter ended June 30, 1997). While the overall membership base increased by approximately 2.1 million members during the quarter, the average annual fee collected for the Company's membership services increased by approximately 1%.

   Compared to the previous year's second quarter, individual, wholesale and discount program memberships grew by 11%, 22% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the quarter ended June 30, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively.

   As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacted profit margins. Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Included in net revenue for the quarter ended June 30, 1997, are revenues resulting from acquisitions which were completed during the six months ended June 30, 1997. However, net revenue contributed from these acquisition is not material to the Company's total reported net revenue. The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate.

TRAVEL SEGMENT

LODGING

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
         Net revenue              $   108,111       $    98,933         9%
         Operating expenses            63,910            61,683         4%
                                  -----------       -----------
         Operating income         $    44,201       $    37,250        19%
                                  ===========       ===========

   The net revenue increase resulted from a 6% increase in royalty fees and a 55% increase in revenue from preferred alliances seeking access to the Company's franchisees and their underlying consumer base. Total royalty paying rooms grew 5% from the same period in 1996 and total system REVPAR increased 2% primarily due to a 2% increase in ADR charged at franchised lodging facilities. The 4% increase in operating expenses resulted primarily from an increase in marketing and reservation expenses.

CAR RENTAL

                                                  THREE MONTHS ENDED
   OPERATING INCOME ($000'S)                         JUNE 30, 1997
   -------------------------                        ---------------
         Net revenue                                 $      60,036
         Operating expenses                                 37,669
                                                     -------------
         Operating income                            $      22,367
                                                     =============

   The Company acquired HFS Car Rental Inc. in October 1996. Net revenue consisted primarily of $46.9 million of franchise fees and $11.6 million of information technology fees from third party clients. Operating expenses consisted primarily of $11.5 million and $15.1 million of reservation and information technology expenses as well as $9.2 million of depreciation and amortization expenses associated with the Avis trademark and goodwill.

TIMESHARE

                                                  THREE MONTHS ENDED
   OPERATING INCOME ($000'S)                        JUNE 30, 1997
   -------------------------                      ------------------
     Net revenue                                     $    89,261
     Operating expenses                                   70,416
     Operating income                                $    18,845

   The Company acquired RCI in November 1996. Net revenue primarily consists of $30.8 million of member fees and $43.0 million of exchange fees. Assuming Company ownership of timeshare operations since January 1, 1996, pro forma member and exchange fee revenue increased 20% and 16%, respectively. Total members and exchanges increased 8% to 2.0 million and 11% to 0.4 million compared to 1996, respectively.

FLEET MANAGEMENT

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
         Net revenue              $    65,786       $    62,822          5%
         Operating expenses            40,756            46,150        (12%)
                                  -----------       -----------
         Operating income         $    25,030       $    16,672         50%
                                  ===========       ===========

   Operating income increased $8.4 million (50%) to $25.0 million, primarily as a result of a $6.4 million (23%) increase in fee-based services. The $5.4 million (12%) decrease in operating expenses was primarily attributable to expenses associated with a truck fuel management business which was sold in January 1996 and operational efficiencies realized as part of the second quarter 1997 restructuring of certain fleet management operations.

REAL ESTATE SEGMENT

REAL ESTATE FRANCHISE

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
         Net revenue              $    83,671       $    56,575        48%
         Operating expenses            36,190            33,124         9%
                                  -----------       -----------
         Operating income         $    47,481       $    23,451       102%
                                  ===========       ===========

     The Company acquired the ERA franchise system in February 1996 and the Coldwell Banker franchise system in May 1996. The royalty portion of revenue increased $23.9 million (47%) to $74.6 million, primarily attributable to acquired Coldwell Banker franchise system operations. Pro forma royalty revenue, which gives effect to the acquisitions of the Coldwell Banker and ERA franchise systems as if these acquisitions were consummated on January 1, 1996, would have increased $4.4 million (6%) on the strength of a 10% increase in the average price of homes sold. Operating expenses increased 9% as a result of incremental expenses associated with acquired franchise systems net of a $5.0 million charge associated with the second quarter 1996 contribution of Coldwell Banker's former owned brokerage business to the Trust.

MORTGAGE SERVICES

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenue                  $    42,497       $    35,269         20%
     Operating expenses                23,829            21,631         10%
                                  -----------       -----------
     Operating income             $    18,668       $    13,638         37%
                                  ===========       ===========

   The increase in net revenue resulted from a 44% increase in loan origination revenue offset by a 16% decrease in loan servicing fees. The volume of loan closings increased 9% from $2.3 billion to $2.5 billion and the average origination fee increased from 91 to 124 basis points. The increase in the average fee was due to an increase in profitability achieved in the sale of loans in the secondary market and an increase in volume from retail teleservices delivery. The portfolio of loans serviced increased 16% from $22.0 billion to $25.6 billion, the average servicing fee decreased 28% from 6.4 to
4.6 basis points. The decrease in the average fee earned is due to the impact of SFAS No. 122 which became effective in 1995. Operating expenses increased as a result of the larger servicing portfolio and increased recruiting and staff training expenses.

RELOCATION

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenue                  $   103,448       $    83,741        24%
     Operating expenses                78,158            72,871         7%
                                  -----------       -----------
     Operating income             $    25,290       $    10,870       133%
                                  ===========       ===========

   The increase in net revenue was primarily attributable to $8.3 million of incremental revenue generated by acquired CBRS operations. The $5.3 million increase in operating expenses included expenses associated with the acquired operations net of $2.4 million of restructuring related savings in 1997. Assuming company ownership of CBRS since January 1, 1996, pro forma revenue increased $6.1 million (6%) from 1996 primarily as a result of an increase in referral fees.

OTHER SEGMENT

                                   THREE MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenues                 $   106,656       $   76,557         39%
     Operating expenses                92,362           65,928         40%
                                  -----------       -----------
     Operating income             $    14,294       $   10,629         34%
                                  ===========       ===========

     Operating income increased $3.7 million (34%) primarily as a result of $20.8 million of equity in earnings in ARAC, partially offset by a decrease of $12.0 million from Software operations and the absence of fees associated with the license of the Century 21 trademark to Amre Inc. As a result of the Company only recalendarizing its 1997 results, software operations for calendar 1997 are compared against the fiscal period ended July 31, 1996. Assuming a comparable quarter, software operating income decreased $2.2 million from 1996 to 1997.

SIX MONTHS ENDED JUNE 30, 1997 VS SIX MONTHS ENDED JUNE 30, 1996

   The financial summary for the six months ended June 30, 1997 and 1996, INCLUDING THE PHH MERGER CHARGE OF $303.0 MILLION ($227.0 MILLION, AFTER TAX) AND THE SECOND QUARTER 1996 DAVIDSON AND SIERRA MERGER CHARGE OF $28.6 MILLION ($25.1 MILLION, AFTER TAX) IS AS FOLLOWS ($000'S):

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
         Net revenue                 $2,458,711     $  1,757,050       40%
         Operating expenses           2,097,381        1,404,559       49%
                                  -------------     ------------
         Operating income         $     361,330     $    352,491        3%
                                  =============     ============

         Net income               $      152,432    $    197,038      (23%)
                                  ==============    ============

         Net income per share     $         0.18    $       0.25      (28%)
                                  ==============    ============

   The financial summary for the six months ended June 30, 1997 and 1996, EXCLUDING THE PHH MERGER CHARGE AND THE SECOND QUARTER 1996 DAVIDSON AND SIERRA MERGER CHARGE IS AS FOLLOWS ($000'S):

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
         Net revenue               $ 2,458,711        $1,757,050     40%
         Operating expenses          1,794,381         1,375,924     30%
                                   -----------      ------------
         Operating income          $   664,330      $    381,126     74%
                                   ===========      ============

         Net income                $    379,432     $    222,138     71%
                                   ============     ============

         Net income per share      $       0.44     $       0.28     57%
                                   ============     ============



     Net interest expense increased 92% ($13.6 million) primarily resulting from borrowings under revolving credit arrangements which financed 1997 treasury stock purchases, restructuring expenditures, the RCI acquisition and other acquisition related expenditures, while the weighted average effective interest rate decreased 7.26% to 6.10 % as a result of increased fixed rate borrowings at lower interest rates.

     FOR COMPARATIVE PURPOSES, THE FOLLOWING SEGMENT INFORMATION AND DISCUSSIONS EXCLUDE THE PHH MERGER CHARGE AND THE SECOND QUARTER 1996 DAVIDSON AND SIERRA MERGER CHARGE.

MEMBERSHIP SEGMENT

                                    SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenues                 $   1,185,127    $   1,004,953     18%
     Operating expenses                 914,415          811,994     13%
                                  -------------    -------------
     Operating income             $     270,712    $     192,959     40%
                                  =============    =============

   The Company's overall membership base continues to grow at a rapid rate (from 62.3 million members at June 30, 1996 to 70.7 million members at June 30,
1997), which is the largest contributing factor to the 18% increase in membership revenues (from $1.0 billion for the six months ended June 30, 1996 to $1.2 billion for the six months ended June 30, 1997). While the overall membership base increased by approximately 4.4 million members during the six months ended June 30, 1997, the average annual fee collected for the Company's membership services increased by approximately 3%.

   Compared to the previous year's first six months, individual, wholesale and discount program memberships grew by 11%, 22% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the six months ended June 30, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively.

   As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacted profit margins. Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Included in net revenues for the six months ended June 30, 1997, are revenues resulting from acquisitions which were completed during the six months ended June 30, 1997. However, net revenue contributed from these acquisitions are not material to the Company's total reported net revenue. The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate.

TRAVEL SEGMENT

LODGING

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
         Net revenue              $   197,954       $   180,223         10%
         Operating expenses           117,753           115,024          2%
                                  -----------       -----------
         Operating income         $    80,201       $    65,199         23%
                                  ===========       ===========

     The net revenue increase resulted from a 6% increase in royalty fees and a 70% increase in revenue from preferred alliances seeking access to the Company's franchisees and their underlying consumer base. Total royalty paying rooms grew 3% from the same period in 1996 and total REVPAR increased 2% primarily due to a 3% increase in ADR charged at franchised lodging facilities. The 2% increase in operating expenses resulted primarily from an increase in marketing and reservation expenses.

CAR RENTAL

                                                     SIX MONTHS ENDED
     OPERATING INCOME ($000'S)                       JUNE 30, 1997
     -------------------------                       ----------------
         Net revenue                                   $    118,870
         Operating expenses                                  76,293
                                                       ------------
         Operating income                              $     42,577
                                                       ============

   The car rental segment generated $42.6 million of operating income in the six months ended June 30, 1997. Net revenue consisted primarily of $86.9 million of franchise fees and $21.6 million of information technology fees from third party clients. Operating expenses consisted primarily of $22.4 million and $30.3 million of reservation and information technology expenses as well as $18.5 million of depreciation and amortization expenses associated with the Avis trademark and goodwill.

TIMESHARE

                                                    SIX MONTHS ENDED
   OPERATING INCOME ($000'S)                         JUNE 30, 1997
   -------------------------                        ----------------
     Net revenue                                       $   187,710
     Operating expenses                                    148,139
                                                       -----------
     Operating income                                  $    39,571
                                                       ===========

   Net revenue primarily consists of $61.6 million of member fees and $92.8 million of exchange fees. Assuming Company ownership of timeshare operations since January 1, 1996, pro forma first quarter membership revenue and exchange fee revenue would have increased 23% and 10% respectively. Total members and exchanges increased 8% to 2.0 million and 6% to 0.9 million compared to 1996, respectively.

FLEET MANAGEMENT SERVICES

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenue                  $   146,581       $   133,770      10%
     Operating expenses                89,387            90,899      (2%)
                                  -----------       -----------
     Operating income             $    57,194       $    42,871      33%
                                  ===========       ===========

   Operating income increased $14.3 million (33%) to $57.2 million, primarily as a result of a $9.4 million (14%) increase in fee-based services. The $1.5 million (2%) decrease in operating expenses was primarily associated with expenses associated with a truck fuel management business which was sold in January 1996 and operational efficiencies realized as part of the second quarter 1997 restructuring of certain fleet management operations.

REAL ESTATE SEGMENT

REAL ESTATE FRANCHISE

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenue                    $   139,068      $    87,192      59%
     Operating expenses                  71,891           55,377      30%
                                    -----------      -----------
     Operating income               $    67,177      $    31,815     111%
                                    ===========      ===========

    The royalty portion of revenue increased $52.4 million (74%) to $123.0 million primarily attributable to acquired Coldwell Banker franchise system operations. Pro forma royalty revenue, which gives effect to the acquisitions of Coldwell Banker and ERA franchise systems as if these acquisitions were consummated on January 1, 1996, would have increased $6.8 million (6%) on the strength of an 8% increase in the average price of homes sold. Operating expenses increased as a result of incremental expenses associated with the acquired franchise systems.

MORTGAGE SERVICES

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenue                  $    76,129       $    55,154      38%
     Operating expenses                44,669            39,087      14%
                                  -----------       -----------
     Operating income             $    31,460       $    16,067      96%
                                  ===========       ===========

   The increase in net revenue resulted from a 63% increase revenue from new production and a 7% increase in revenue from the servicing portfolio. The volume of new loan production decreased 5% from $4.5 billion to $4.3 billion as a result of a 37% decrease in refinancing volume which was offset by a 21% increase in purchase mortgage volume. The average fee earned in new production increased from 68 basis points to 117 basis points as a result of improved profitability achieved in the sale of loans in the secondary market. Operating expenses increased 14% due to the larger servicing portfolio as well as increased recruiting, training and systems development costs.

RELOCATION

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenue                  $   188,693       $   151,115        25%
     Operating expenses               149,441           132,885        12%
                                  -----------       -----------
     Operating income             $    39,252       $    18,230       115%
                                  ===========       ===========

   The $21.0 million (115%) increase in operating income is attributable to approximately $14.3 million of operating income from relocation businesses owned for the entire six month periods of 1997 and 1996 and the balance was generated from acquired CBRS operations.

OTHER SEGMENT

                                     SIX MONTHS ENDED JUNE 30,
                                  ------------------------------
     OPERATING INCOME ($000'S)         1997            1996        VARIANCE
     -------------------------    --------------    ------------   --------
     Net revenues                 $   218,579       $  144,643         51%
     Operating expenses               182,393          130,658         40%
                                  -----------       -----------
     Operating income (loss)      $    36,186       $   13,985        159%
                                  ===========       ===========

   Operating income increased $22.2 million which primarily reflects $24.3 million of the equity in earnings of ARAC during 1997. The increase in net revenues is in large part attributable to the continued focus on selling software titles through retailers and the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

THREE MONTHS ENDED SEPTEMBER 30, 1997 VS THREE MONTHS ENDED SEPTEMBER 30,
1996

   The Company recorded a merger and related charge of $147.2 million ($89.6 million, after tax) (the "Third Quarter 1996 Davidson, Sierra and Ideon Merger Charge") during the third quarter of 1996 in connection with the 1996 mergers of the Company with Davidson, Sierra and Ideon. In connection with such charge $127.2 million was allocated to the operations of the "Membership" segment, and the remaining $20.0 million of the charge pertained to the Company's software operations, which is included in the Company's "Other" segment.

   The financial summary of the Company for the three months ended September 30, 1997 and 1996, INCLUDING AND EXCLUDING THE DAVIDSON, SIERRA AND IDEON MERGER CHARGE, IS AS FOLLOWS ($000'S):

                                                            1996                           VARIANCE
                                                 ----------------------------    --------------------------
                                                    INCLUDING     EXCLUDING        INCLUDING      EXCLUDING
                                   1997              CHARGE         CHARGE          CHARGE         CHARGE
                                 --------------  -------------  -------------     -----------    ----------
     Net revenue                 $    1,431,304  $   1,042,901  $   1,042,901             37%            37%
     Operating expenses               1,001,482        927,869        780,669              8%            28%
                                 --------------  -------------  -------------
     Operating income            $      429,822  $     115,032  $     262,232            274%            64%
                                 ==============  =============  =============

     Net income                  $      248,264  $      68,466  $     158,066            263%            57%
                                 ==============  =============  =============

     Net income per share
       (fully diluted)           $         0.28  $        0.08  $        0.19            250%            47%
                                 ==============  =============  =============

     Net interest expense increased $13.1 million in 1997 primarily resulting from borrowings under revolving credit arrangements which financed 1997 treasury stock purchases, restructuring expenditures and acquisition related expenditures. The weighted average effective interest rate decreased from 7.84% to 5.30% as a result of increased fixed rate borrowings at lower interest rates.

     FOR COMPARATIVE PURPOSES, THE FOLLOWING SEGMENT INFORMATION AND DISCUSSIONS EXCLUDE THE THIRD QUARTER 1996 DAVIDSON, SIERRA AND IDEON MERGER CHARGE.

MEMBERSHIP SEGMENT

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenues               $   690,220         $    534,718         29%
     Operating expenses             544,414              438,793         24%
                                -----------         -------------
     Operating income           $   145,806         $     95,925         52%
                                ===========         =============

   The Company's overall membership base continues to grow at a rapid rate (from 63.8 million members at September 30, 1996 to 72.9 million members at September 30, 1997), which is the largest contributing factor to the 29% increase in membership revenues (from $534.7 million for the quarter ended September 30, 1996 to $690.2 million for the quarter ended September 30, 1997). While the overall membership base increased by approximately 2.2 million members during the quarter, the average annual fee collected for the Company's membership services increased by approximately 1%.

   Compared to the previous year's third quarter, individual, wholesale and discount program memberships grew by 13%, 21% and 13%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the quarter ended September 30, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively.

   As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacted profit margins. Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Included in net revenue for the quarter ended September 30, 1997, are revenues resulting from acquisitions which were completed during the nine months ended September 30, 1997. However, net revenue contributed from these acquisitions are not material to the Company's total reported net revenue. The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate.

TRAVEL SEGMENT

LODGING

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenue                 $   124,473         $    115,670       8%
     Operating expenses               73,487               71,530       3%
                                 -----------         ------------
     Operating income            $    50,986         $     44,140      16%
                                 ===========         ============

   The net revenue increase resulted from an 8% increase in royalty fees and a 41% increase in revenue from preferred alliances seeking access to the Company's franchisees and their underlying consumer base. The increase in royalty fees resulted primarily from a 5% growth in franchised rooms from the same period in 1996. The 3% increase in operating expenses represents increased marketing expenses associated with funds administered by the Company on behalf of franchisees on a pass-through basis (corresponding franchisee contribution included in revenue).

CAR RENTAL

   In September 1997, the IPO of ARAC, then a subsidiary that operated the car rental operations of HFS Car Rental Inc., was completed, which diluted HFS's equity interest in such subsidiary from 100% to 27.5%. The Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, the Company operates the telecommunications and computer processing system, which services ARAC for which the Company charges ARAC at cost.

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
                                                        1996
   OPERATING INCOME ($000'S)        1997             (PRO FORMA)     VARIANCE
   -------------------------    -----------         -------------   ----------
         Net revenue            $      62,787       $       59,315        6%
         Operating expenses            37,596               38,334      (2%)
                                -------------       --------------
         Operating income       $      25,191       $       20,981       20%
                                =============       ==============

   Assuming the ARAC IPO occurred on January 1, 1996, pro forma operating income increased $4.2 million (20%) from 1996 to 1997 as a result of $1.3 million (7%) increase in royalty fees and $2.2 million of preferred alliance and other revenue. A 6% increase in franchisee car rental price per day contributed to the royalty increase.

TIMESHARE

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
                                                        1996
   OPERATING INCOME ($000'S)        1997             (PRO FORMA)     VARIANCE
   -------------------------    -----------         -------------   ----------
         Net revenue            $     86,860       $      78,164        11%
         Operating expenses           64,392              66,649        (3%)
                                ------------       -------------
         Operating income       $     22,468       $      11,515        95%
                                ============       =============

   Assuming Company ownership of timeshare operations since January 1, 1996, pro forma operating income increased $11.0 million (95%) from 1996 to 1997 as a result of expense reductions realized following the November 1996 acquisition of RCI. Pro forma revenue increased 11% as a result of a 9% increase in exchange revenue and a 24% increase in subscription revenue, resulting from member fee and price increases.

FLEET MANAGEMENT

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
         Net revenue            $     59,810       $       59,062         1%
         Operating expenses           41,104               44,156        (7%)
                                ------------       --------------
         Operating income       $     18,706       $       14,906         25%
                                ============       ==============

   Net revenue increased only $.7 million (1%) as a result of the Company's January 1997 sale of certain credit card operations. The Company currently participates in such credit card operations as a joint venture partner and accordingly, records revenue based on its equity in earnings on the joint venture. As a result, revenue in 1997 includes revenue, net of expenses from the joint venture, compared to gross revenue received from corresponding, wholly-owned credit card operations in 1996. Assuming the joint venture commenced January 1, 1996, pro forma net revenue increased 12% primarily as a result of $3.6 million of increased fuel card revenue in the United Kingdom and a $1.6 million increase in the United States fleet card operations. Operating income increased 25% as a result of savings generated from the restructuring of operations subsequent to the HFS/PHH Merger.

REAL ESTATE SEGMENT

REAL ESTATE FRANCHISE

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenue                $    98,344         $      79,426        24%
     Operating expenses              36,574                36,187         1%
                                -----------         -------------
     Operating income           $    61,770         $      43,239        43%
                                ===========         =============

   The royalty portion of revenue increased $13.0 million (18%) to $85.8 million. Increased royalty revenue reflects higher broker sales volume primarily resulting from a 5 % increase in real estate transactions and a 12% increase in the average price of homes sold. The net revenue increase also reflects a 75% increase in revenue from preferred alliance programs to $8.3 million in 1997. The Company limited operating expenses to a $0.4 million (1%) increase as a result of the post-acquisition realization of cost savings associated with the consolidation of operating functions of its franchise systems.

RELOCATION

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenue               $     112,034         $     101,958        10%
     Operating expenses               76,907                80,804       (5%)
                               -------------         -------------
     Operating income          $      35,127         $      21,154        66%
                               =============         =============

   The increase in net revenue was primarily attributable to an increase in referral fees from home sale transactions. The $3.9 million reduction in operating expenses primarily reflects savings associated with the restructuring of relocation operations following the HFS/PHH Merger.

MORTGAGE SERVICES

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenue                $    51,602         $      40,513         27%
     Operating expenses              32,161                26,533         21%
                                -----------         -------------
     Operating income           $    19,441         $      13,980         39%
                                ===========         =============

   The increase in net revenue resulted primarily from a $6.2 million (22%) increase in loan origination revenue due to an increase in loan closings ($3.5 billion for third quarter ) and a $4.9 million (41%) increase in loan servicing fees. Operating expenses increased $5.6 million (21%), reflecting the increase in current loan origination volume, and the anticipation of future volume increases.

OTHER SEGMENT

                                THREE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenue                $   145,174         $     111,554        30%
     Operating expenses              94,847                82,666        15%
                                -----------         -------------
     Operating income           $    50,327         $      28,888        74%
                                ===========         =============

     Operating income increased $21.4 million (74%) primarily as a result of a $26.9 million increase in the equity in earnings of ARAC (recorded in net revenue) and a $6.0 million gain on the sale of an investment partially offset by a decrease of $22.4 million from Software operations. As a result of the Company recalendarizing only its 1997 results, software operations for calendar 1997 are compared against the fiscal period ended October 31, 1996. Assuming a comparable quarter, software operating income remained relatively constant from 1996 to 1997. The increase in net revenues is also attributable to the continued focus on selling software titles through retailers and the availability of a large number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

NINE MONTHS ENDED SEPTEMBER 30, 1997 VS NINE MONTHS ENDED SEPTEMBER 30, 1996

   The Company incurred an anticipated $303.0 million one-time merger and restructuring charge ($227.0 million, after tax) during the nine months ended September 30, 1997 in connection with the HFS/PHH Merger. In connection with such charge, $40.4 million and $50.4 million of costs were allocated to the operations of the fleet management and relocation business segments, respectively. The remaining merger and related costs did not directly apply to the Company's operating segments and were therefore included as operating expenses in the Company's "Other" segment.

   During the nine months ended September 30, 1996, the Company incurred a merger and related charge of $175.8 million ($114.7 million after tax) in connection with the mergers with Davidson, Sierra and Ideon. In connection with such charge, $127.2 million was allocated to the operations of the membership segment and the remaining $48.6 million pertained to the Company's software operations, which is included in the Company's "Other" segment.

   The financial summary for the nine months ended September 30, 1997 and 1996 INCLUDING THE PHH MERGER CHARGE OF $303.0 MILLION ($227.0 MILLION AFTER TAX) AND THE MERGER AND RELATED CHARGES ASSOCIATED WITH THE MERGERS WITH DAVIDSON, SIERRA AND IDEON OF $175.8 MILLION $114.6 MILLION AFTER TAX) IS AS FOLLOWS ($000's):

                                    1997              1996         VARIANCE
                               -------------      ------------     --------
         Net revenue           $   3,890,015      $  2,799,951           39%
         Operating expenses        3,098,865         2,332,428           33%
                               -------------      ------------
         Operating income      $     791,150      $    467,523           69%
                               =============      ============

         Net income            $     400,694      $    265,504           51%
                               =============      ============

         Net income per share
           (fully diluted)     $         .47      $        .33           42%
                               =============      ============

   The financial summary for the nine months ended September 30, 1997 and 1996, EXCLUDING THE PHH MERGER CHARGE AND THE MERGER AND RELATED CHARGES ASSOCIATED WITH THE MERGERS WITH DAVIDSON, SIERRA AND IDEON IS AS FOLLOWS ($000's):

                                   1997              1996         VARIANCE
                              -------------      ------------     --------
     Net revenue              $   3,890,015      $  2,799,951           39%
     Operating expenses           2,795,865         2,156,593           30%
                              -------------      ------------
     Operating income         $   1,094,150      $    643,358           70%
                              =============      ============

     Net income               $     627,694      $    380,104           65%
                              =============      ============

     Net income per share
       (fully diluted)        $         .73      $        .48           52%
                              =============      ============

   Net interest expense increased 155% ($26.7 million) primarily resulting from borrowings under revolving credit arrangements which financed 1997 treasury stock purchases, restructuring expenditures and acquisition related expenditures, while the weighted average effective interest rate decreased from 7.53% to 6.09% as a result of increased fixed rate borrowings at lower interest rates.

   FOR COMPARATIVE PURPOSES, THE FOLLOWING SEGMENT INFORMATION AND DISCUSSIONS EXCLUDE THE PHH MERGER CHARGE AND THE MERGER AND RELATED CHARGES ASSOCIATED WITH THE MERGERS WITH DAVIDSON, SIERRA AND IDEON.

MEMBERSHIP SEGMENT

                                 NINE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                1996         VARIANCE
   -------------------------    -----------         -------------   ----------
     Net revenue               $   1,875,347       $   1,539,240         22%
     Operating expenses            1,458,829           1,250,785         17%
                               -------------       -------------
     Operating income          $     416,518       $     288,455         44%
                               =============       =============


   The Company's overall membership base continues to grow at a rapid rate (from 63.8 million members at September 30, 1996 to 72.9 million members at September 30, 1997), which is the largest contributing factor to the 22% increase in membership revenues (from $1.5 billion for the nine months ended September 30, 1996 to $1.9 billion for the nine months ended September 30,
1997). While the overall membership base increased by approximately 6.6 million members during the nine months ended September 30, 1997, the average annual fee collected for the Company's membership services increased by approximately 3%.

   Compared to the previous year's first nine months, individual, wholesale and discount program memberships grew by 10%, 23% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the quarter ended September 30, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively.

   As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacted profit margins. Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates.

Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Included in total revenues for the quarter ended September 30, 1997, are revenues resulting from acquisitions which were completed during the nine months ended September 30, 1997. However, total revenues contributed from these acquisitions are not material to the Company's total reported revenues. The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate.

TRAVEL SEGMENT

LODGING

                                 NINE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                 1996         VARIANCE
   -------------------------    -------------        -------------   ----------
     Net revenue                $     322,427         $    295,892        9%
     Operating expenses               191,240              186,555        3%
                                -------------         ------------
     Operating income           $     131,187         $    109,337       20%
                                =============         ============

   The net revenue increase resulted from a 7% increase in royalty fees and a 62% increase in revenue from preferred alliances seeking access to the Company's franchisees and their underlying consumer base. The increase in royalty fees resulted primarily from a 4% growth in franchised rooms from the same period in 1996. The 3% ($4.7 million) increase in operating expenses resulted from a 10% ($12.2 million) increase in marketing and reservation expenses which are funded by the Company's franchisees partially offset by the absorption of corporate overhead expenses by several other operating segments acquired in 1996.

CAR RENTAL

                                 NINE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                 1996         VARIANCE
   -------------------------    -------------        -------------   ----------
     Net revenue                $     181,657         $    165,112       10%
     Operating expenses               113,889              109,561        4%
                                -------------         ------------
     Operating income           $      67,768         $     55,551       22%
                                =============         ============


      Assuming the ARAC IPO occurred on January 1, 1996, pro forma operating income increased 22% primarily as a result of a $3.3 million ( 5%) increase in royalty fees and $5.2 million of preferred alliance and other revenue. The increase in royalty fees was primarily attributable to a 5% increase in ARAC's car rental price per day.

TIMESHARE

                                 NINE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                 1996         VARIANCE
   -------------------------    -------------        -------------   ----------
     Net revenue                $     274,570         $    236,675        16%
     Operating expenses               212,531              207,397         2%
                                -------------         ------------
     Operating income           $      62,039         $     29,278       112%
                                =============         ============

   Assuming Company ownership of timeshare operations since January 1, 1996, pro forma operating income increased $32.8 million (112%) from 1996 to 1997 as a result of a $37.9 million (16%) increase in net revenue and only a $5.1 million (2%) increase in operating expenses. Pro forma revenue increased 16% as a result of an $11.6 million (9%) increase in exchange revenue and an $18.0 million (24%) increase in subscription revenue due to both membership and price increases. The pro forma operating expense increase of only 2% is a result of expense reductions realized following the November 1996 acquisition of RCI.

FLEET MANAGEMENT

                                 NINE MONTHS ENDED SEPTEMBER 30,
                                ---------------------------------
   OPERATING INCOME ($000'S)        1997                 1996         VARIANCE
   -------------------------    -------------        -------------   ----------
     Net revenue                $     206,391         $    192,832         7%
     Operating expenses               130,491              135,055        (3%)
                                -------------         ------------
     Operating income           $      75,900         $     57,777        31%
                                =============         ============

   Operating income increased $18.1 million (31%) to $75.9 million, primarily as a result of a $13.6 million (7%) increase in net revenue and a $4.6 million (3%) decrease in operating expenses resulting from operational efficiencies realized from the second quarter 1997 restructuring of certain fleet management operations. The increase in net revenue is comprised of a 10% increase in fee-based revenue and a 4% increase in asset-based fees.


REAL ESTATE INDUSTRY

REAL ESTATE FRANCHISE

                                                                                     NINE MONTHS
                                                                                       ENDED
                                                                                    SEPTEMBER 30,
                                       NINE MONTHS ENDED SEPTEMBER 30,                  1996
     OPERATING INCOME ($000'S)          1997               1996         VARIANCE     (PRO FORMA)      VARIANCE
     -------------------------      -------------      --------------  -----------  -------------    ---------
         Net revenue                $     237,412      $      159,951       48%     $     203,519       17%
         Operating expenses               108,465              84,897       28%           113,264      (4%)
                                    -------------      --------------               -------------
         Operating income           $     128,947      $       75,054       72%     $      90,255       43%
                                    =============      ==============               =============

   Operating income increased 72% as a result of a $77.5 million (48%) increase in net revenue and only a $23.6 million (28%) increase in operating expenses. The royalty portion of revenue increased $65.5 million (46%) to $208.8 million which is primarily attributable to the Coldwell Banker franchise system operations which were acquired in May 1996. Operating expenses increased as a result of incremental expenses associated with the acquired franchise systems. Pro forma operating income which gives effect to the acquisitions of the Coldwell Banker and ERA franchise systems as if these acquisitions were consummated on January 1, 1996, increased $38.7 million (43%) from 1996 to 1997 as a result of a $33.9 million (17%) increase in net revenue and a $4.8 million (4%) reduction in operating expenses. Pro forma net revenue increased primarily as a result of a 10% increase in royalty fees principally due to increases in homes sold and the average price of homes sold. The pro forma reduction in operating expenses reflects cost savings realized from the restructuring of real estate businesses acquired.

RELOCATION

                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                        --------------------------------------------------------------------
                                                                                       1996
     OPERATING INCOME ($000'S)             1997           1996         VARIANCE     (PRO FORMA)     VARIANCE
     -------------------------          -----------    -----------     ---------    ------------   ---------
         Net revenue                    $   300,727    $   253,073           19%    $   287,951           4%
         Operating expenses                 226,348        213,689            6%        241,859          (6%)
                                        -----------    -----------                  -----------
         Operating income               $    74,379    $    39,384           89%    $    46,092          61%
                                        ===========    ===========                  ===========

   The $35.0 million (89%) increase in operating income is primarily attributable to operating income from the Coldwell Banker relocation business acquired in May 1996. Pro forma operating income increased $28.3 million (61%) from 1996 to 1997 as a result of a $12.8 million (4%) increase in net revenue and a $15.5 million (6%) reduction in operating expenses. Pro forma net revenue increased primarily as a result of an increase in referral fees from home sale transactions. The pro forma reduction in operating expenses reflects savings associated with the restructuring of relocation operations following the HFS/PHH Merger.

MORTGAGE SERVICES

                               NINE MONTHS ENDED SEPTEMBER 30,
                              ----------------------------------
   OPERATING INCOME ($000'S)       1997                 1996         VARIANCE
   -------------------------  -------------         ------------     --------
     Net revenue              $     127,731         $     95,667           34%
     Operating expenses              76,832               65,620           17%
                              -------------         ------------
     Operating income         $      50,899         $     30,047           69%
                              =============         ============

   Operating income increased 69% as a result of a 34% increase in net revenue, net of a 17% increase in operating expenses. Loan origination revenue increased $25.5 million (43%) as a result of a 19% increase in loan closings and a 20% price increase. Servicing revenue increased $4.3 million (20%) as a result of an 18% increase in revenue from the servicing portfolio. Operating expenses increased 17% due to increases in loan origination volume as well as increased recruiting, training and systems development costs associated with the anticipation of increased volume, primarily from the retail teleservice delivery systems.

OTHER SEGMENT

                               NINE MONTHS ENDED SEPTEMBER 30,
                              ----------------------------------
   OPERATING INCOME ($000'S)       1997                 1996         VARIANCE
   -------------------------  -------------         ------------     --------
     Net revenue              $     363,753         $    263,296           38%
     Operating expenses             277,240              219,992           26%
                              -------------         ------------
     Operating income         $      86,513         $     43,304          100%
                              =============         ============

     Operating income increased $43.2 million (100%) primarily as a result of a $51.2 million increase in the equity in earnings of ARAC (recorded in net revenue) and a $16.7 million gain on the sale of investments, partially offset by a decrease of $22.3 million from software operations. As a result of the Company recalendarizing its 1997 results, software operations for calendar
1997 are compared against the fiscal period ended October 31, 1996. Assuming a comparable nine month period, software operating income remained relatively constant from 1996 to 1997.

   The increase in net revenues is in large part attributable to the continued focus on selling software titles through retailers and the availability of a large number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

LIQUIDITY AND CAPITAL RESOURCES

ACQUISITION OVERVIEW

   The Company continues to seek to expand and strengthen its leadership position in its membership, travel and real estate industry segments with strategic acquisitions. The Company's acquired businesses share similar characteristics, foremost of which is that each was immediately accretive to Company cash flow and earnings. Revenue is substantially generated from service fees and is not dependent on tangible assets or the need for capital expenditures other than technology investments. These service businesses each generate significant cash flow which is enhanced by the Company's operating leverage that supports acquired revenue streams without corresponding increases in operating infrastructure expenses.

1997 POOLINGS

CENDANT - The Cendant Merger was completed on December 17, 1997 pursuant to which the Company issued 440.0 million shares of its common stock for all of the outstanding common stock of HFS. Pursuant to the agreement and plan of merger, HFS stockholders received 2.4031 shares of Company common stock for each share of HFS common stock. The Company anticipates that it will incur merger and related charges approximating $825 million associated with fourth quarter 1997 mergers.

As directed by the Federal Trade Commission ("FTC") as a condition of terminating the waiting period under the Hart Scott Rodino Antitrust Improvements Act in connection with the Cendant Merger, on December 17, 1997, the Company sold its wholly-owned subsidiary, Interval International Inc. and certain related entities ("Interval"), for approximately $200 million, subject to certain adjustments. The agreement contemplates that the Company will continue to provide certain existing services to Interval's developers and members.

HEBDO MAG - On October 3, 1997, the Company acquired all of the outstanding capital stock of Hebdo Mag for approximately $440 million, which was satisfied by the issuance of approximately 14.2 million shares of Company common stock. Hebdo Mag is a leading publisher and distributor of international classified advertising information.

PHH - On April 30, 1997, HFS acquired PHH by merger, which was satisfied by the issuance of 72.8 million equivalent shares of Company common stock in exchange for all of the outstanding common stock of PHH. PHH is the world's largest provider of corporate relocation services and also provides mortgage and fleet management services. HFS recorded a one-time merger and related charge of approximately $303.0 million in the second quarter of 1997 upon consummation of the HFS/PHH Merger.

1996 POOLINGS

DAVIDSON AND SIERRA - During July 1996, the Company acquired all of the outstanding capital stock of Davidson for a purchase price of approximately $1 billion, which was satisfied by the issuance of approximately 45.1 million shares of Company common stock. Also during July 1996, the Company acquired all of the outstanding capital stock of Sierra for a purchase price of approximately $858 million, which was satisfied by the issuance of approximately 38.4 million shares of the Company common stock. Davidson and Sierra develop, publish and distribute educational and entertainment software for home and school use. During August 1996, the Company acquired all of the outstanding capital stock of Ideon, principally a provider of credit card enhancement services, for a purchase price of approximately $393 million, which was satisfied by the issuance of 16.6 million shares of Company common stock.

In connection with the Davidson, Sierra and Ideon mergers, the Company recorded a charge approximating $179.9 million in the year ended December 31, 1996. Such costs are non-recurring and those associated with the Ideon Merger include a provision relating to certain litigation matters giving consideration to the Company's intended approach to these matters. The Company has since settled certain of these litigation matters while certain of these matters remain outstanding. Although the Company has attempted to estimate the amounts that will be required to settle the remaining litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount accrued.

1995 POOLINGS

GETKO, NAOG AND ADVANCE ROSS - During June 1995, the Company acquired all of the outstanding capital stock of Getko Group, Inc. ("Getko") for a purchase price of approximately $100 million, which was satisfied by the issuance of approximately 5.6 million shares of Company common stock. Getko distributes complimentary welcoming packages to new homeowners throughout the United States and Canada. During September 1995, the Company acquired all of the outstanding capital stock of North American Outdoor Group, Inc. ("NAOG") for a purchase price of approximately $52 million, which was satisfied by the issuance of approximately 2.3 million shares of Company common stock. NAOG owns one of the largest for-profit hunting and general interest fishing membership organizations in the United States, and also owns various other membership organizations. During January 1996, the Company acquired all of the outstanding capital stock of Advance Ross Corporation ("Advance Ross") for a purchase price of approximately $183 million, which was satisfied by the issuance of approximately 8.9 million shares of Company common stock. Advance Ross processes value-added tax refunds to travelers in over 20 European countries.

1997 PURCHASE ACQUISITIONS

PROPOSED ACQUISITION

On January 27, 1998, the Company proposed to acquire American Bankers Insurance Group Inc. ("American Bankers") for $58 per share in cash and stock, for an aggregate purchase price approximating $2.7 billion. On January 28, 1998, the Company commenced a tender offer to purchase approximately 23.5 million of American Bankers' common stock at a price of $58 per share in cash, which together with shares the Company owns on the announcement date approximating 51% of the fully diluted shares of American Bankers. The Company proposed to exchange, on a tax free basis, shares of its common stock with a fixed value of $58 per share for the balance of American Bankers' common stock. The tender offer is subject to certain conditions and there can be no assurance that the Company will be successful in its proposal to acquire American Bankers. The Company has received a commitment from a bank to provide funds necessary to finance the proposed acquisition.

HARPUR - On January 20, 1998, the Company completed its acquisition of The Harpur Group Ltd., a leading fuel card and vehicle management company in the United Kingdom, from privately held H-G Holdings, Inc., for approximately $186 million in cash plus future contingent payments of up to $20 million over the next two years.

JACKSON HEWITT - On January 7, 1998, the Company completed the acquisition of Jackson Hewitt Inc. ("Jackson Hewitt"), for approximately $480 million in cash or $68 per share of common stock of Jackson Hewitt. Jackson Hewitt is the second largest tax preparation service franchise system in the United States with locations in 41 states. Jackson Hewitt franchises a system of approximately 2,050 offices that specialize in computerized preparation of federal and state individual income tax returns.

PROVIDIAN - On December 9, 1997, HFS executed a definitive agreement to acquire Providian Auto and Home Insurance Company and its subsidiaries from an AEGON N.V. subsidiary for approximately $219 million in cash. Closing is subject to receipt of required regulatory approval and other customary conditions and is anticipated in the spring of 1998. Providian sells automobile insurance to consumers through direct response marketing in 45 states and the District of Columbia.

INVESTMENT IN NRT - During the third quarter of 1997, HFS acquired $182.0 million of preferred stock of NRT Incorporated ("NRT"), a newly formed corporation created to acquire residential real estate brokerage firms. HFS acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. The Company, at its discretion, may acquire up to $81.3 million of additional NRT preferred stock and may also purchase up to $229.9 million of certain intangible assets of real estate brokerage firms acquired by NRT.

In September 1997, NRT acquired the real estate brokerage business and operations of the Trust, and two other regional real estate brokerage businesses. The Trust is an independent trust to which HFS contributed the brokerage offices formerly owned by Coldwell Banker in connection with HFS's acquisition of Coldwell Banker. NRT is the largest residential brokerage firm in the United States.

1996 PURCHASE ACQUISITIONS

RCI - In November 1996, HFS completed the acquisition of all the outstanding common stock of RCI for approximately $487 million comprised of $412 million in cash and $75 million of HFS common stock plus future contingent payments of up to $200 million over the next five years. The cash portion of the purchase price was funded with borrowings under a revolving credit facility, acquired RCI cash and excess proceeds from a second quarter public offering of approximately 46.6 million equivalent shares of Company common stock (the "Offering") which generated $1.2 billion of proceeds.

RCI is the world's largest provider of timeshare exchange programs and is also engaged in publishing related to the timeshare industry and provides other travel-related services, integrated software systems and resort management and consulting services.

AVIS - In October 1996, HFS completed the acquisition of all of the outstanding capital stock of HFS Car Rental Inc., formerly Avis Inc. ("Avis"), including payments under certain employee stock plans of Avis and the redemption of certain series of preferred stock of Avis for $806.5 million. The purchase price was comprised of approximately $367.2 million in cash, $100.9 million in indebtedness and $338.4 million

(approximately 11.1 million equivalent shares) in Company common stock. The cash portion of the purchase price was funded with excess proceeds from the Offering.

Prior to the consummation of the acquisition, HFS announced its strategy to dilute its interest in the Avis car rental operations while retaining assets that are consistent with its service provider business profile, including the trademark, franchise agreements, reservation system and information technology system assets. In September 1997, ARAC (the company which operated the rental car operations of HFS Car Rental, Inc.) completed an IPO resulting in a 72.5% dilution of HFS's equity interest in ARAC.

COLDWELL BANKER - In May 1996, HFS acquired by merger Coldwell Banker, the largest gross revenue producing residential real estate company in North America and a leading provider of corporate relocation services. HFS paid $640.0 million in cash for all of the outstanding capital stock of Coldwell Banker and repaid $105.0 million of Coldwell Banker indebtedness. The aggregate purchase price for the transaction was financed through the May 1996 sale of an aggregate 46.6 million equivalent shares of Company common stock generating $1.2 billion of proceeds pursuant to a public offering. Immediately following the closing of the Coldwell Banker acquisition, HFS conveyed Coldwell Banker's 318 owned real estate brokerage offices to National Realty Trust, an independent trust in which HFS has no beneficial interest and recorded a $5.0 million pre-tax charge in connection with such contribution.

OTHER - During 1996, HFS acquired certain other entities for an aggregate purchase price of $286.2 million comprised of $210.4 million in cash, $70.8 million of common stock (2.5 million equivalent Company shares) and $5.0 million of notes.

1995 PURCHASE ACQUISITIONS

CENTURY 21 - In August 1995, a majority owned subsidiary of HFS, C21 Holding Corp. ("Holding"), acquired Century 21 Real Estate Corporation ("Century 21"), the world's largest residential real estate brokerage franchisor. Aggregate consideration for the acquisition consisted of $245.0 million plus expenses, including an initial cash payment of $70.2 million, 9.6 million equivalent shares of Company common stock valued at $64.8 million, the assumption of $80.0 million of Century 21 redeemable preferred stock prior to the acquisition (subsequently redeemed in February 1996) and a $30.0 million contingent payment made in February 1996. Consideration paid in 1996 financed these payments with proceeds from the February 1996 issuance of $240 million of unsecured 4-3/4% Convertible Senior Notes (the "4-3/4% Notes").

Effective October 29, 1996 (the "Effective Date"), HFS amended the Subscription and Stockholders' Agreement dated as of August 1, 1995 among Holding, HFS and a group of former executives of Century 21 Real Estate Corporation ("the Former Management") pursuant to which the Company owned 87.5% of Holding and the Former Management owned 12.5% of Holding. Such amendment provided for the acceleration of HFS's option to purchase the 12.5% ownership from the Former Management at fair market value, determined as of the Effective Date. The Company completed such purchase in the second quarter of 1997 for $52.8 million.

OTHER - During 1995, the Company and HFS collectively acquired certain entities for an aggregate purchase price of $163.3 million, comprised of $122.5 million in cash and $40.8 million of common stock (6.0 million equivalent Company shares).

TREASURY PURCHASES

   In January 1997, HFS's Board of Directors authorized the purchase of 6.2 million equivalent shares of Company common stock to satisfy stock option exercises and conversions of convertible debt securities and to fund future acquisitions. HFS acquired approximately 6.2 million equivalent treasury shares of Company common stock in the first quarter of 1997 for $179.4 million with revolving credit borrowings.

FINANCING (EXCLUSIVE OF MANAGEMENT AND MORTGAGE PROGRAM FINANCING)

POST CENDANT MERGER

   The Company continues to believe that it has excellent liquidity and access to liquidity through various sources. The Company has also demonstrated its ability to access equity and public debt markets and financial institutions to generate capital for strategic acquisitions. Indicative of the Company's creditworthiness, as of the consummation of the Cendant Merger, Standard and Poors Corporation ("S&P") and Duff and Phelps ("Duff") affirmed A ratings to the Company's debt and Moody's Investor Service ("Moody's") upgraded the Company's senior unsecured debt rating to A3. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by S&P, Duff and Moody's.

   As of the Cendant Merger consummation date, the Company terminated its existing credit facility and amended the HFS revolving credit facilities to provide aggregate commitments of $2.0 billion consisting of (i) a $1.25 billion, 364-day revolving credit facility (the "364 Day Revolving Credit Facility") and (ii) a $750.0 million, five year revolving credit facility (the "Five Year Revolving Credit Facility" and collectively with the 364 Day Revolving Credit Facility, (the "Revolving Credit Facilities"). The 364 Day Revolving Credit Facility will mature on September 30, 1998 but may be renewed on an annual basis for an additional 364 days up to a maximum aggregate term of five years upon receiving lender approval. The Five Year Revolving Credit Facility will mature on October 1, 2001. The Revolving Credit Facilities, at the option of the Company, bear interest based on competitive bids of lenders participating in the facilities, at prime rates or at LIBOR plus a margin of approximately 22 basis points. The Company is required to pay a per annum facility fee of .08% and .06% of the average daily availability of the Five Year Revolving Credit Facility and the 364 Day Revolving Credit Facility, respectively. The interest rates and facility fees are subject to change based upon credit ratings assigned to the Company's senior unsecured long-term debt by nationally recognized statistical rating companies. The Revolving Credit Facilities contain certain restrictive covenants including restrictions on indebtedness, mergers, liquidations and sale and leaseback transactions.

   The Company intends to file a shelf registration statement with the Securities and Exchange Commission for the issuance of up to an aggregate $3 billion of debt and equity securities. These securities may be offered from time to time based on terms to be determined at the time of sale. The proceeds would be used for general corporate purposes, which may include future acquisitions.

PRE CENDANT MERGER

   Prior to the Cendant Merger, the Company had a $500.0 million revolving credit facility (the "CUC Credit Facility") with a variety of different types of loans available thereunder. Interest was payable, depending on the type of loan utilized by the Company, at a variety of rates based on the federal funds rate, LIBOR, the prime rate or rates quoted by participating banks based on an auction process for the CUC Credit Facility. No borrowings under this facility were outstanding at December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997. The CUC Credit Facility required the Company to maintain certain financial ratios and contained other restrictive covenants including, without limitation, financial covenants and restrictions on certain corporate transactions, and also contained various events of default provisions including, without limitation, defaults arising from certain changes in control of the Company.

   Prior to Cendant Merger, HFS maintained up to $1.5 billion in revolving credit facilities pursuant to the same terms and conditions under the Company's Revolving Credit Facilities post the Cendant Merger. Outstanding borrowings under HFS's revolving credit facilities at December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 aggregated $205.0 million, $430.0 million, $615.0 million and $1.1 billion, respectively. At December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 available borrowings under HFS's revolving credit facilities were $795.0 million, $570.0 million, $885.0 million and $400.0 million respectively.

   In connection with the acquisition of Hebdo Mag, the Company assumed a $115.2 million revolving credit facility and other long-term debt of $110.5 million, consisting of senior and subordinated notes and other miscellaneous loans. The revolving credit facility bears interest at varying rates ranging from the prime rate plus .25% to 1.5% or LIBOR plus 1.0% to 2.25%, depending upon Hebdo Mag's ratio of total debt to pro forma cash flow, as defined. This facility expires on February 15, 1998 but may be renewed on an annual basis for successive periods of one year upon receiving lender approval. Outstanding borrowings under this facility at December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 aggregated $93.8 million, $89.3 million, $77.6 million and $82.9 million, respectively.

   On February 11, 1997, the Company issued $550 million in principal amount of 3% convertible subordinated Notes (the "3% Notes") due February 15, 2002. Interest on the 3% Notes is payable semi-annually. Each $1,000 principal amount of 3% Notes is convertible into 32.6531 shares of Company common stock subject to adjustment in certain events. The 3% Notes may be redeemed at the option of the Company at any time on or after February 15, 2000, in whole or in part, at the appropriate redemption prices (as defined in the Indenture governing the 3% Notes) plus accrued interest to the redemption date. The 3% Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture governing the 3% Notes) of the Company.

   In January 1997, Wright Express Corporation, a wholly-owned subsidiary, entered into a new revolving credit facility agreement replacing its previous revolving line of credit. The new credit facility has an available line of $60 million. At December 31, 1996 and September 30, 1997, Wright Express had $31.4 million and $36.2 million, respectively outstanding under the new credit facility. The new credit facility expires February 8, 1999.

   On February 22, 1996, HFS completed a public offering of $240 million unsecured 4-3/4% Convertible Senior Notes (the "4-3/4% Notes") due 2003, which are convertible at the option of the holder at any time prior to maturity into
36.028 equivalent shares of Company common stock per $1,000 principal amount of the 4-3/4% Notes, representing a conversion price of $27.756 per share. The 4-3/4% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 3, 1998 at redemption prices decreasing from 103.393% of principal at March 3, 1998 to 100% of principal at March 3, 2003. However, on or after March 3, 1998 and prior to March 3, 2000, the 4-3/4% Notes will not be redeemable at the option of the Company unless the closing price of the Company's common stock shall have exceeded $38.86 per share (subject to adjustment upon the occurrence of certain events) for 20 trading days within a period of 30 consecutive trading days ending within five days prior to redemption. Interest on the 4-3/4% Notes is payable semi-annually commencing September 1, 1996.

   In October 1994, HFS completed a public offering of $150 million unsecured 4-1/2% Convertible Senior Notes (the "4-1/2% Notes") due 1999, which were convertible at the option of the holders at any time prior to maturity into
132.425 equivalent shares of Company common stock per $1,000 principal amount of the 4- 1/2% Notes, representing a conversion price of $7.55 per share. Interest was payable semi-annually commencing April 1995. On September 22, 1997, HFS exercised its option to redeem the outstanding 4-1/2% Notes effective October 15, 1997 in accordance with the provisions of the indenture under which the 4-1/2% Notes were issued. Prior to the redemption date, all of the outstanding 4-1/2% Notes were converted. Accordingly, 19.7 million equivalent shares of Company common stock were issued as a result of the conversion of such notes.

   In connection with the Company's 1996 acquisition of Sierra, the Company assumed $50 million in principal amount of 6-1/2% convertible subordinated notes due April 1, 2001 (the "Notes"). Interest on the Notes is payable semi-annually on April 1 and October 1 of each year. Each $7.62 principal amount of Notes is convertible into one share of Company common stock, subject to adjustment under certain conditions. The Notes are redeemable after April 2, 1997, at the option of Sierra, at specified redemption prices. At December 31, 1996 and September 30, 1997, Sierra had $23.5 million and $20.3 million, respectively, outstanding on the Notes.

   Long-term debt increased $1.4 billion to $2.4 billion at September 30, 1997 when compared to amounts outstanding at December 31, 1996, primarily as a result of the $550 million issuance of 3% Notes, and approximately $900 million of incremental borrowings under HFS's revolving credit facilities, which was principally used to fund $171.3 million of treasury share purchases, $137.0 million of the PHH Merger Charge and $680.0 million of the Company's investment in NRT and certain intangible assets associated with NRT's acquisitions during the third quarter of 1997 and other acquisition related payments. Long-term debt at September 30, 1997 primarily consisted of $1.1 billion of fixed rate publicly issued debt and $1.2 billion of borrowings under the Company's revolving credit facilities.

   Long-term debt increased $646.0 million from $354.0 million at December 31, 1995 to $1.0 billion at December 31, 1996, primarily due to the issuance of the $240 million 4-3/4% Notes and $189.6 million of incremental borrowings under HFS's revolving credit facilities which partially financed the November acquisition of RCI. In addition, the Company assumed $204.3 million of debt in connection with the merger of Hebdo Mag, which consisted of revolving credit facility borrowings, senior and subordinated notes and other miscellaneous loans.

MANAGEMENT AND MORTGAGE PROGRAM FINANCING

   PHH operates mortgage services, fleet management and relocation businesses as a separate public reporting entity and supports purchases of leased vehicles and originated mortgages primarily by issuing commercial paper and medium term notes. Such borrowings are not classified based on contractual maturities, but rather are included in liabilities under management and mortgage programs rather than long-term debt since such debt corresponds directly with high quality related assets. Although PHH's debt to equity ratio approximates 6 to 1, such debt corresponds directly with net investments in high quality related assets. Accordingly, following the announcement of the HFS/PHH Merger, S&P, Moody's and Fitch Investor Service affirmed investment grade ratings of A+, A2 and A+, respectively to PHH debt and A1 and F1, respectively to PHH commercial paper. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.


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



   PHH debt is issued without recourse to the Company. The Company expects to continue to have broad access to global capital markets by maintaining the quality of its assets under management. This is achieved by establishing credit standards to minimize credit risk and the potential for losses. Depending upon asset growth and financial market conditions, PHH utilizes the United States, European and Canadian commercial paper markets, as well as other cost-effective short-term instruments. In addition, PHH will continue to utilize the public and private debt markets to issue unsecured senior corporate debt. Augmenting these sources, PHH will continue to manage outstanding debt with the potential sale or transfer of managed assets to third parties while retaining fee-related servicing responsibility.

   PHH's aggregate outstanding borrowings at the underlying balance sheet dates were as follows ($ billions):

                                              DECEMBER 31,      MARCH 31,           JUNE 30,       SEPTEMBER 30,
                                               1996             1997                 1997            1997
                                            --------------    -------------       -------------    -------------
     Commercial paper                       $          3.1    $         3.5       $         3.1    $         2.5
     Medium-term notes                                 1.7              1.2                 1.5              2.3
     Other                                             0.4              0.3                 0.2              0.2


     To provide additional financial flexibility, the Company's current policy is to ensure that minimum committed facilities aggregate 80 percent of the average amount of outstanding commercial paper. PHH maintains a $2.5 billion syndicated unsecured credit facility which is backed by domestic and foreign banks and is comprised of $1.25 billion of lines of credit maturing in 364 days and $1.25 billion maturing in five years. In addition, PHH has approximately $300 million of uncommitted lines of credit with various financial institutions. Management closely evaluates not only the credit of the banks but the terms of the various agreements to ensure ongoing availability. The full amount of PHH's committed facilities in 1997 to date are undrawn and available. Management believes that its current policy provides adequate protection should volatility in the financial markets limit PHH's access to commercial paper or medium-term notes funding.

     PHH minimizes its exposure to interest rate and liquidity risk by effectively matching floating and fixed interest rate and maturity characteristics of funding to related assets, varying short and long-term domestic and international funding sources, and securing available credit under committed banking facilities.

     The Company and PHH currently operate under policies limiting (a) the payment of dividends on PHH's capital stock to 40% of net income of PHH on an annual basis, less the outstanding principal balance of loans from PHH to the Company as of the date of the proposed dividend payment, and (b) the outstanding principal balance of loans from PHH to the Company to 40% of net income of PHH on an annual basis, less payment of dividends on PHH's capital stock during such year.

CASH FLOWS

YEAR ENDED DECEMBER 31, 1996 VS YEAR ENDED DECEMBER 31, 1995

     The Company generated $1.6 billion of cash flows from operations in 1996 representing a $464.3 million increase from 1995. This increase primarily reflects improved net income net of non-cash charges.

     In 1996, cash flows from operating activities of $1.6 billion and $1.8 billion of cash flows from financing activities, principally consisting of net debt financing of $733 million and $1.2 billion of proceeds from the issuance of common stock were used principally to fund $1.7 million of Company acquisitions and the Company's net investment in assets under management mortgage programs of $1.3 billion and core service fee based operations.

NINE MONTHS ENDED SEPTEMBER 30, 1997 VS NINE MONTHS ENDED SEPTEMBER 30, 1996

     The Company generated $1.3 billion of cash flows from operations in 1997 representing a $452.4 million increase from 1996. This increase primarily reflects improved net income net of non cash charges. In 1997, cash flows from operating activities of $1.3 billion and net debt borrowings of $1.1 billion, including the February 1997 issuance of $550 million 3% convertible subordinated Notes were used principally to fund the Company's net investment in assets under mangement and mortgage programs of $893.5 million, $748.6 million of Company acquisitions, treasury stock purchases of $171.3 million, and core service fee based operations.

CAPITAL EXPENDITURES

     The Company anticipates investing approximately $200 million during calendar year 1998 in capital expenditures. Such capital expenditures are primarily associated with the consolidation of internationally based call centers and information technology systems to support expected volume increases in the Company's mortgage services business and improve operational efficiencies in the delivery of relocation services.

IMPACT OF INFLATION AND SEASONALITY

     To date, inflation has not had a material impact on Company operations. The third quarter represented 29% of annual pro forma net income as a result of peak leisure travel and real estate sales in summer months. Fourth quarter respresented 27% of pro forma net income due to holiday season demand for software products.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

NEW ACCOUNTING PRONOUNCEMENTS: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is currently assessing these statements, which are effective for fiscal years beginning after December 15, 1997 and establish standards for the reporting and display of comprehensive income and disclosure regarding related segments.

     In March 1997, FASB issued SFAS No. 128, "Earnings per Share" which is effective for the Company in financial statements issued after December 15, 1997. SFAS No. 128 supersedes APB 15 and replaces the presentations of primary EPS with a presentation of Basic EPS. It also requires presentation of Basic and Diluted EPS on the income statement for all entities with complex capital structures. Assuming SFAS No. 128 was applicable for 1996, the Company would have reported the following net income (loss) per share amounts:

                                            BASIC               DILUTED
                                          --------           ------------
     YEAR ENDED DECEMBER 31,
     -----------------------
         1996                               .56                 .52
         1995                               .45                 .42

     THREE MONTHS ENDED MARCH 31,
     ----------------------------
         1997                               .21                 .19
         1996                               .14                 .12

     THREE MONTHS ENDED JUNE 30,
     ---------------------------
         1997                              (.02)               (.02)
         1996                               .14                 .13

     SIX MONTHS ENDED JUNE 30,
     -------------------------
         1997                               .19                 .18
         1996                               .27                 .25

     THREE MONTHS ENDED SEPTEMBER 30,
     --------------------------------
         1997                               .31                 .29
         1996                               .89                 .84

     NINE MONTHS ENDED SEPTEMBER 30,
     -------------------------------
         1997                               .50                 .47
         1996                               .36                 .34

     In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides accounting and reporting standards for transfers and servicing of financial assets and, among other things, also requires that previously recognized servicing receivables that exceed contractually specified servicing fees be reclassified as interest-only strips receivable, and subsequently measured under the provisions of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of SFAS No. 125 on January 1, 1997 and has reclassified a portion of its excess servicing fees to interest-only strips. The effect of adopting SFAS No. 125 was not material to the Company's operations or financial condition.

FORWARD LOOKING STATEMENTS

     Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forwarding-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forwarding-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forwarding-looking statements. These forwarding-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forwarding-looking statements. Important assumptions and other factors that could cause actual results to differ materially from those in the forwarding-looking statements, include, but are not limited to: uncertainty as to the Company's future profitability, the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired and merged businesses and the risks associated with such businesses, including the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses, and other factors. Other factors and assumptions not identified above were also involved in the derivation of these forwarding-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forwarding-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forwarding-looking statements.


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